EXHIBIT 10.3

COLLATERAL INTEREST PURCHASE AGREEMENT

This COLLATERAL INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of November 16, 2021, by and among GPMT Seller LLC, a Delaware limited liability company (the “Seller”), GPMT 2021-FL4, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”), and Granite Point Mortgage Trust Inc., a Maryland corporation (“GPMT” and, together with the Seller, the “Seller Parties”), and, solely as to Section 4(k), GPMT CLO REIT LLC, a Delaware limited liability company (“Sub-REIT”).

W I T N E S S E T H:

WHEREAS, the Issuer desires to purchase from the Seller and the Seller desires to sell to the Issuer an initial portfolio of Collateral Interests, each as identified on Exhibit A attached hereto (the “Closing Date Collateral Interests”);

WHEREAS, the Seller may sell to the Issuer, and the Issuer may purchase from the Seller, with funds on deposit in the Unused Proceeds Account (as defined in the Indenture), on or prior to the Purchase Termination Date (as defined in the Indenture), those certain Collateral Interests identified on Exhibit A attached hereto as Delayed Close Collateral Interests (the “Delayed Close Collateral Interests”), and all payments and collections thereon after the related Subsequent Transfer Date (as defined herein) will be acquired by the Issuer;

WHEREAS, the Seller may sell to the Issuer, and the Issuer may purchase from the Seller, with funds on deposit in the Reinvestment Account (as defined in the Indenture), from time to time during the Reinvestment Period (as defined in the Indenture), as applicable, certain Collateral Interests (the “Reinvestment Collateral Interests”), and all payments and collections thereon after the related Subsequent Transfer Date will be acquired by the Issuer;

WHEREAS, in connection with the sale of any Collateral Interests to the Issuer, the Seller desires to release any interest it may have in such Collateral Interests and desires to make certain representations and warranties to the Issuer regarding such Collateral Interests;

WHEREAS, the Issuer and GPMT 2021-FL4 LLC, a Delaware limited liability company (the “Co-Issuer”), each intend to issue (a) the U.S.$344,882,000 Class A Senior Secured Floating Rate Notes Due 2036 (the “Class A Notes”), (b) the U.S.$19,419,000 Class A-S Second Priority Secured Floating Rate Notes Due 2036 (the “Class A-S Notes”), (c) the U.S.$35,731,000 Class B Third Priority Secured Floating Rate Notes Due 2036 (the “Class B Notes”), (d) the U.S.$42,722,000 Class C Fourth Priority Secured Floating Rate Notes Due 2036 (the “Class C Notes”), (e) the U.S.$48,159,000 Class D Fifth Priority Secured Floating Rate Notes Due 2036 (the “Class D Notes”), (f) the U.S.$11,651,000 Class E Sixth Priority Secured Floating Rate Notes Due 2036 (the “Class E Notes” and, together with the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes and the Class D Notes, the “Offered Notes”) and the Issuer intends to issue the U.S.$39,615,000 Class F Seventh Priority Floating Rate Notes Due 2036 (the “Class F Notes”) and the U.S.$24,857,000 Class G Eighth Priority Floating Rate Notes Due 2036 (the “Class G Notes” and, together with the Class F Notes and the Offered Notes, the “Notes”) pursuant to an indenture, dated as of November 16, 2021 (the “Indenture”), by and among the Issuer, the Co-Issuer, the Seller, as advancing agent, Wilmington Trust, National Association, as trustee (the “Trustee”) and Wells Fargo Bank, National Association, as note administrator (in such capacity, the “Note Administrator”);

WHEREAS, pursuant to its Governing Documents, certain resolutions of its Board of Directors and a preferred share paying agency agreement, the Issuer also intends to issue the U.S.$54,373,442 aggregate notional amount preferred shares (the “Preferred Shares” and, together with the Notes, the “Securities”); and

WHEREAS, the Issuer intends to pledge to the Trustee as security for the Offered Notes: (i) the Collateral Interests purchased hereunder by the Issuer and (ii) its right, title and interest under this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.            Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to such terms in the Indenture.

“Acquisition Criteria”: As defined in the Indenture.

“Assignment of Leases, Rents and Profits”: With respect to any Mortgage, an assignment of leases, rents and profits thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases to the Mortgagee.

“Assignment of Mortgage”: With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the Mortgagee.

“Borrower”: With respect to any Commercial Real Estate Loan, the related borrower or other obligor thereunder.

“Closing Date”: As defined in Section 2(a).

“Collateral Interests”: Each of the Mortgage Loans, Combined Loans and Participations acquired by the Issuer.

“Collateral Interest File”: As defined in the Indenture.

“Combined Loan”: Collectively, any Mortgage Loan and a related Mezzanine Loan secured by a pledge of all the equity interests in the Borrower under such Mortgage Loan, as if they are a single loan. Each Combined Loan shall be treated as a single loan for all purposes hereunder.

“Combined Loan Repurchase Event”: As defined in Section 4(e).

“Commercial Real Estate Loan”: Any Mortgage Loan, Combined Loan or Participated Loan.

“Companion Participation”: As defined in the Indenture.

“Companion Participation Holder”: The holder of any Companion Participation.

“Cut-off Date”: With respect to (i) each Closing Date Collateral Interest, October 9, 2021, and (ii) each Reinvestment Collateral Interest and Exchange Collateral Interest, the date specified as such in the related Subsequent Transfer Instrument.

“Document Defect”: Any document or documents constituting a part of a Collateral Interest File that has not been properly executed, has not been delivered within the time periods provided for herein, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Collateral Interest Schedule attached hereto as Exhibit A or as set forth on a schedule to a Subsequent Transfer Instrument.

“Exception Schedule”: The schedule identifying any exceptions to the representations and warranties made with respect to the Collateral Interests to be conveyed hereunder, which is attached hereto as Schedule 1(a) to Exhibit B or as attached to any Subsequent Transfer Instrument.

“Form 15G”: As defined in Section 4(m).

“Future Funding Amount”: As defined in the Indenture.

“Initial Interest Reserve Deposit Amount”: As defined in the Indenture.

“Loan Documents”: As defined in the Indenture.

“Loss Value Payment”: As defined in Section 4(e).

“Material Breach”: As defined in Section 4(e).

“Material Document Defect”: A Document Defect that materially and adversely affects the value of a Collateral Interest, the interest of the Noteholders or the ownership interests of the Issuer or any assignee thereof in such Collateral Interest.

“Mezzanine Loan”: A mezzanine loan secured by a pledge of all of the equity interest in a Borrower under a Mortgage Loan.

“Mortgage”: With respect to each Commercial Real Estate Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Mortgage Note and creates a lien on the fee or leasehold interest in the related Mortgaged Property.

“Mortgage Loan”: A commercial and/or multifamily real estate mortgage loan secured by a first-lien mortgage or deed-of-trust on commercial and/or multifamily properties.

“Mortgage Note”: With respect to each Mortgage Loan, the promissory note evidencing the indebtedness of the related Borrower, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

“Mortgage Rate”: The stated rate of interest on a Mortgage Loan.

“Mortgaged Property”: With respect to any Mortgage Loan or Mezzanine Loan, the property or properties directly or indirectly securing such Mortgage Loan or Mezzanine Loan, as applicable.

“Mortgagee”: With respect to each Collateral Interest, the party secured by the related Mortgage.

“Non-CLO Custody Collateral Interest”: The Closing Date Collateral Interests identified on Exhibit A as “Courtyards on the Park” and “Mid Main,” with respect to which a Participation Agreement was entered into in connection with the GPMT 2021-FL3 offering.

“Offering Memorandum”: The offering memorandum, dated November 3, 2021, with respect to the offering of the Offered Notes issued pursuant to the Indenture.

“Pari Passu Participation”: A fully funded pari passu participation interest in a Participated Loan.

“Participated Loan”: Any Mortgage Loan or Combined Loan in which a Pari Passu Participation represents an interest.

“Participation”: Any Transaction Participation and/or the related Companion Participation, as applicable and as the context may require.

“Participation Agreement”: With respect to each Participated Loan, the participation agreement or participation and future funding indemnification agreement that governs the rights and obligations of the holders of the related Transaction Participation and the related Companion Participation(s).

“Participation Custodial Agreement”: With respect to each Non-CLO Custody Collateral Interest, the custodial agreement entered into in accordance with the related Participation Agreement and pursuant to which such Participation Custodian holds the loan file with respect to a Participated Loan related to such Non-CLO Custody Collateral Interest.

“Participation Custodian”: With respect to each Non-CLO Custody Collateral Interest, the document custodian or similar party under the related Participation Custodial Agreement.

“Purchase Termination Date”: The date that is ninety (90) days after the Closing Date (unless an earlier date is designated by the Collateral Manager).

“Repurchase Price”: The sum of the following (in each case, without duplication) as of the date of such repurchase: (i) the then-Stated Principal Balance of such Collateral Interest, plus (ii) accrued and unpaid interest on such Collateral Interest, plus (iii) any unreimbursed advances made under the Indenture or the Servicing Agreement, plus (iv) accrued and unpaid interest on advances made under the Indenture or the Servicing Agreement on the Collateral Interest, plus (v) any reasonable costs and expenses (including, but not limited to, the cost of any enforcement action incurred by the Issuer or the Trustee in connection with any such repurchase).

“Retained Interest”: Any origination fees paid on the Collateral Interests and any interest in respect of any Collateral Interest that accrued prior to the Closing Date or Subsequent Transfer Date, as applicable, and has not been paid to Seller.

“Rule 15Ga-2”: Rule 15Ga-2 of the Exchange Act.

“Servicing Agreement”: The Servicing Agreement, dated as of the Closing Date, by and among the Issuer, the Collateral Manager, the Trustee, the Note Administrator, the Servicer, the Special Servicer and the Advancing Agent, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Servicing File”: The file maintained by the servicer with respect to each Collateral Interest.

“Signature Law”: As defined in Section 10.

“Stated Principal Balance”: With respect to a Commercial Real Estate Loan or Collateral Interest, the Principal Balance as of the Cut-off Date as reduced (to not less than zero) on each Payment Date by (i) all payments or other collections of principal of such Commercial Real Estate Loan or Collateral Interest received or deemed received thereon during the related collection period and (ii) any principal forgiven by the Special Servicer and other principal losses realized in respect of such Commercial Real Estate Loan or Collateral Interest during the related collection period.

“Subsequent Transfer Date”: As defined in Section 2(b).

“Subsequent Transfer Instrument”: As defined in Section 2(b).

“Transaction Participation”: A fully funded senior, senior pari passu or pari passu participation interest in a Participated Loan, which participation is acquired by the Issuer.

2.            Purchase and Sale of the Collateral Interests.

(a)          Set forth on Exhibit A hereto is a list of the Closing Date Collateral Interests sold to the Issuer on the Closing Date and certain other information with respect to each of the Closing Date Collateral Interests. The Seller agrees to sell, without recourse except as otherwise provided herein, to the Issuer, and the Issuer agrees to purchase from the Seller, all of the Closing Date Collateral Interests and the Initial Interest Reserve Deposit Amount, in consideration of the transfer by the Issuer to, or at the direction of, the Seller of (1) 100% of the Class F Notes, the Class G Notes and the Preferred Shares and (2) U.S.$502,564,000 (clauses (1) and (2), collectively, the “Purchase Price”). Immediately prior to such sale, the Seller hereby conveys and assigns all right, title and interest it may have in such Closing Date Collateral Interests and the Initial Interest Reserve Deposit Amount to the Issuer. The sale and transfer of the Closing Date Collateral Interests and the Initial Interest Reserve Deposit Amount to the Issuer is inclusive of all rights and obligations from the Closing Date forward, with respect to such Closing Date Collateral Interests and the Initial Interest Reserve Deposit Amount, provided, that the sale and transfer of Closing Date Collateral Interests that are Transaction Participations are made subject to the rights and obligations of the Companion Participation Holder under the related Participation Agreement, and provided, however, it expressly excludes any conveyance of any Retained Interest which shall remain the property of the Seller and shall not be conveyed to the Issuer. The Issuer shall cause any Retained Interest to be paid to the Seller (or the Seller’s designee) promptly upon receipt in accordance with the terms and conditions hereof, the Servicing Agreement and the Indenture. For the avoidance of doubt, the Seller is not transferring any obligation to fund any Future Funding Amounts under the Participated Loans, all of which will remain the obligation of the party specified under the related Participation Agreement. Delivery or transfer of the Closing Date Collateral Interests shall be made on November 16, 2021 (the “Closing Date”), at the time and in the manner agreed upon by the parties. Upon receipt of evidence of the delivery or transfer of the Closing Date Collateral Interests to the Issuer or its designee, the Issuer shall pay or cause to be paid to the Seller the Purchase Price in the manner agreed upon by the Seller and the Issuer.

(b)          From time to time, during the period commencing on the Closing Date and ending on the Purchase Termination Date, the Seller may present any Delayed Close Collateral Interests to the Issuer for purchase hereunder. If the conditions set forth in Section 3 below are satisfied with respect to such Delayed Close Collateral Interest, the Issuer may purchase, and the Seller shall sell and assign, without recourse, to the Issuer, but subject to the other terms and provisions of this Agreement, all of the right, title and interest of the Seller on or prior to the Purchase Termination Date in and to (i) such Delayed Close Collateral Interest as identified on the schedule attached to the related subsequent transfer instrument (a “Subsequent Transfer Instrument”), which shall be substantially in the form of Annex C attached hereto and delivered by the Seller on the date of such sale (each, a “Subsequent Transfer Date”), and (ii) all amounts received or receivable on such Delayed Close Collateral Interest, whether now existing or hereafter acquired, after the related Subsequent Transfer Date (other than amounts due prior to the related Subsequent Transfer Date). Such sale and assignment of any such Delayed Close Collateral Interest to the Issuer shall be inclusive of all rights and obligations from the related Subsequent Transfer Date forward, with respect to each such Delayed Close Collateral Interest; provided, however, it expressly excludes any conveyance of any Retained Interest which shall remain the property of the Seller and shall not be conveyed to the Issuer hereunder. The purchase price with respect to such Delayed Close Collateral Interest shall be determined by the Collateral Manager or the Advisory Committee, as applicable, as set forth in the related Subsequent Transfer Instrument.

The sale to the Issuer of each Delayed Close Collateral Interest shall be absolute and is intended by the Seller and the Issuer to constitute and to be treated as an absolute sale of such Delayed Close Collateral Interest by the Seller to the Issuer, conveying good title free and clear of any liens, claims, encumbrances or rights of others from the Seller to the Issuer, and no such Delayed Close Collateral Interest shall be part of the Seller’s estate in the event of the insolvency or bankruptcy of the Seller. Upon receipt of evidence of the delivery or transfer of the Closing Date Collateral Interests to the Issuer or its designee, the Issuer shall pay or cause to be paid to the Seller the Purchase Price in the manner agreed upon by the Seller and the Issuer.

(c)          [Reserved]

(d)          From time to time, during the period commencing on the Closing Date and ending on the last day of the Reinvestment Period (and up to 30 days thereafter to the extent necessary to acquire Reinvestment Collateral Interests pursuant to binding commitments entered into during the Reinvestment Period), the Seller may present Reinvestment Collateral Interests to the Issuer for purchase hereunder. In addition, at any time (including after the Reinvestment Period), subject to the terms of the Indenture, the Issuer may acquire an Exchange Collateral Interest in exchange for a Defaulted Collateral Interest or a Credit Risk Collateral Interest. If the Eligibility Criteria, the Acquisition Criteria, the Acquisition and Disposition Requirements and other conditions set forth in the Indenture and the conditions set forth in Section 3 below are satisfied with respect to such Collateral Interests, as applicable, the Issuer may purchase and the Seller shall sell and assign, without recourse, to the Issuer, but subject to the other terms and provisions of this Agreement, all of the right, title and interest of the Seller in and to (i) such Collateral Interests, as applicable, as identified on the schedule attached to the related Subsequent Transfer Instrument, which Subsequent Transfer Instrument shall be substantially in the form of Annex C attached hereto and delivered by the Seller on the Subsequent Transfer Date, and (ii) all amounts received or receivable on such Collateral Interests, as applicable, whether now existing or hereafter acquired, after the related Subsequent Transfer Date (other than amounts due prior to the related Subsequent Transfer Date). Such sale and assignment of such Collateral Interests to the Issuer shall be inclusive of all rights and obligations from the Subsequent Transfer Date forward, with respect to such Collateral Interests, provided however, it expressly excludes any conveyance of any Retained Interest which shall remain the property of the Seller and shall not be conveyed to the Issuer hereunder. The purchase price with respect to each such Collateral Interest shall be determined by the Collateral Manager or the Advisory Committee, as applicable, as set forth in the related Subsequent Transfer Instrument.

The sale to the Issuer of such Collateral Interests identified on the schedule attached to the related Subsequent Transfer Instrument shall be absolute and is intended by the Seller and the Issuer to constitute and to be treated as an absolute sale of such Collateral Interests by the Seller to the Issuer, conveying good title free and clear of any liens, claims, encumbrances or rights of others from the Seller to the Issuer, and no such Collateral Interest shall be a part of the Seller’s estate in the event of the insolvency or the bankruptcy of the Seller. Each schedule attached to a Subsequent Transfer Instrument pursuant to a sale of one or more Collateral Interests is hereby incorporated and made a part of this Agreement.

(e)          Within 45 days after the Closing Date (or, in the case of any Delayed Close Collateral Interest, Reinvestment Collateral Interest or Exchange Collateral Interest, within 45 days of the Subsequent Transfer Date), each UCC financing statement in favor of the Issuer that is required to be filed in accordance with the definition of “Collateral Interest File” in the Indenture shall be submitted for filing. In the event that any such UCC financing statement is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Seller shall promptly prepare or cause the preparation of a substitute therefor or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document for recording or filing, as appropriate, at the Seller’s expense. In the event that the Seller receives the original filed copy, the Seller shall, or shall cause a third party vendor or any other party under its control to, promptly upon receipt of the original recorded or filed copy (and in no event later than 5 Business Days following such receipt) deliver such original to the Custodian, with evidence of filing thereon.

3.            Conditions.

The obligations of the parties under this Agreement are subject to satisfaction of the following conditions:

(a)          the representations and warranties contained herein shall be accurate and complete (i) as of the Closing Date, except as set forth in the Exception Schedule, with respect to the Closing Date Collateral Interests and (ii) as of each Subsequent Transfer Date, except as set forth in the applicable Subsequent Transfer Instrument, with respect to any Delayed Close Collateral Interests, Reinvestment Collateral Interests or Exchange Collateral Interests acquired hereunder on such Subsequent Transfer Date;

(b)          on the Closing Date and on each Subsequent Transfer Date, as applicable, counsel for the Issuer shall have been furnished with all such documents, certificates and opinions as such counsel may reasonably request in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Seller Parties, the performance of any of the Collateral Interests of the Seller hereunder or the fulfillment of any of the conditions herein contained;

(c)          with respect to the Closing Date Collateral Interests, the issuance of the Securities and receipt by the Issuer of full payment therefor;

(d)          with respect to the Delayed Close Collateral Interests, Reinvestment Collateral Interests or Exchange Collateral Interests sold on a Subsequent Transfer Date, such Collateral Interests shall, collectively and individually (as applicable, after giving effect to the sale and assignment of such Collateral Interests to the Issuer) be acquired in accordance with the terms of the Indenture and the purchase price therefor shall be paid to the Seller; and

(e)          with respect to the Closing Date Collateral Interests, each such Collateral Interest (after giving effect to the grant of such Collateral Interest to the Issuer) is acquired in accordance with this Agreement and the Indenture and the purchase price therefor is paid to the Seller.

4.            Covenants, Representations and Warranties.

(a)          Each party to this Agreement hereby represents and warrants to the other party that (i) it is duly organized or incorporated, as the case may be, and validly existing as an entity under the laws of the jurisdiction in which it is incorporated, chartered or organized, (ii) it has the requisite power and authority to enter into and perform this Agreement, and (iii) this Agreement has been duly authorized by all necessary action, has been duly executed by one or more duly authorized officers or directors and is the valid and binding agreement of such party enforceable against such party in accordance with its terms.

(b)          The Seller further represents and warrants to the Issuer (i) with respect to the Closing Date Collateral Interests, as of the Closing Date and (ii) with respect to any Delayed Close Collateral Interests, Reinvestment Collateral Interests and Exchange Collateral Interests, as of the respective Subsequent Transfer Date, that:

(i)            immediately prior to the sale of the Collateral Interests to the Issuer, the Seller shall own the Collateral Interests, shall have good and marketable title thereto, free and clear of any pledge, lien, security interest, charge, claim, equity, or encumbrance of any kind, and upon the delivery or transfer of the Collateral Interests to the Issuer as contemplated herein, the Issuer shall receive good and marketable title to the Collateral Interests, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind;

(ii)           the Seller acquired its ownership in the Collateral Interests in good faith without notice of any adverse claim, and upon the delivery or transfer of the Collateral Interests to the Issuer as contemplated herein, the Issuer shall acquire ownership in the Collateral Interests in good faith without notice of any adverse claim;

(iii)          the Seller has not assigned, pledged or otherwise encumbered any interest in the Collateral Interests (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released);

(iv)          none of the execution, delivery or performance by the Seller of this Agreement shall (x) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of the Seller, or any material indenture, agreement, order, decree or other material instrument to which the Seller is party or by which the Seller is bound which materially adversely affects the Seller’s ability to perform its obligations hereunder or (y) violate any provision of any law, rule or regulation applicable to the Seller of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties which has a material adverse effect upon the Seller’s ability to perform its obligations hereunder;

(v)          no consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent, approval, waiver or notification of any creditor or lessor is required in connection with the execution, delivery and performance by the Seller of this Agreement the failure of which to obtain would have a material adverse effect except such as have been obtained and are in full force and effect;

(vi)         it has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. It is generally able to pay, and as of the date hereof is paying, its debts as they come due. It has not become or is not presently, financially insolvent nor will it be made insolvent by virtue of its execution of or performance under any of the provisions of this Agreement within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. It has not entered into this Agreement or the transactions effectuated hereby in contemplation of insolvency or with intent to hinder, delay or defraud any creditor;

(vii)        no proceedings are pending or, to its knowledge, threatened against it before any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which, singularly or in the aggregate, could materially and adversely affect the ability of the Seller to perform any of its obligations under this Agreement; and

(viii)       the consideration received by it upon the sale of the Collateral Interests owned by it constitutes fair consideration and reasonably equivalent value for such Collateral Interests.

(c)          The Seller further represents and warrants to the Issuer (i) with respect to the Closing Date Collateral Interests, as of the Closing Date and (ii) with respect to any Delayed Close Collateral Interests, Reinvestment Collateral Interests and Exchange Collateral Interests, as of the respective Subsequent Transfer Date, that:

(i)            the Loan Documents with respect to each Collateral Interest do not prohibit the Issuer from granting a security interest in and assigning and pledging such Collateral Interest to the Trustee;

(ii)           none of the Collateral Interests will cause the Issuer to have payments subject to foreign or United States withholding tax;

(iii)          the transfer of the Collateral Interests will be reflected on the Seller’s balance sheet and other financial statements as a sale and/or contribution of the Collateral Interests to the Issuer and not as a financing. The Issuer agrees that the transfer to the Issuer of the Collateral Interests shall be reflected on the Issuer’s balance sheet and other financial statements as the purchase and/or acquisition of such Collateral Interests by the Issuer from the Seller and not as a loan to the Issuer from the Seller. The Seller is not selling the Collateral Interests and the Issuer and the Co-Issuer are not selling the Offered Notes with any intent to hinder, delay or defraud any of the creditors of the Seller, the Issuer or the Co-Issuer;

(iv)         (A) with respect to each Closing Date Collateral Interest, except as set forth in the Exception Schedule and (B) with respect to each Delayed Close Collateral Interests, Reinvestment Collateral Interest and Exchange Collateral Interest, except as set forth in the applicable Subsequent Transfer Instrument, the representations and warranties set forth in Exhibit B are true and correct in all material respects; and

(v)          the Seller has delivered to the Issuer or its designee the documents required to be delivered with respect to each Collateral Interest set forth in the definition of “Collateral Interest File” in the Indenture;

(d)          For purposes of the representations and warranties set forth in Exhibit B, the phrases “to the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Commercial Real Estate Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Collateral Interest File shall be deemed to be within the knowledge and the actual knowledge of the Seller. Wherever there is a reference to receipt by, or possession of, the Seller of any information or documents, or to any action taken by the Seller or not taken by the Seller, such reference shall include the receipt or possession of such information or documents by, or the taking of such action or the failure to take such action by, the Seller or any servicer acting on its behalf.

(e)          The Seller shall, not later than ninety (90) days from discovery by the Seller or receipt of written notice from any party to the Indenture and the Servicing Agreement of (i) its breach of a representation or a warranty pursuant to this Agreement that materially and adversely affects the ownership interests of the Issuer (or the Trustee as its assignee) in a Collateral Interest or the value of a Collateral Interest or the interests of the Noteholders therein (a “Material Breach”), or (ii) any Material Document Defect relating to any Collateral Interest, (1) cure such Material Breach or Material Document Defect, provided, that, if such Material Breach or Material Document Defect cannot be cured within such 90-day period (any such 90-day period, the “Initial Resolution Period”), the Seller shall repurchase the affected Collateral Interest not later than the end of such Initial Resolution Period at the Repurchase Price; provided, however, that if the Seller certifies to the Issuer and the Trustee in writing that (x) any such Material Breach or Material Document Defect, as the case may be, is capable of being cured in all material respects but not within the Initial Resolution Period and (y) the Seller has commenced and is diligently proceeding with the cure of such Material Breach or Material Document Defect, as the case may be, then the Seller shall have an additional 90-day period to complete such cure or, failing such, to repurchase the affected Collateral Interest (or the related Mortgaged Property); provided, further, that, if any such Material Document Defect is still not cured in all material respects after the Initial Resolution Period and any such additional 90-day period solely due to the failure of the Seller to have received the recorded or filed document, then the Seller shall be entitled to continue to defer its cure and repurchase obligations in respect of such Material Document Defect so long as the Seller certifies to the Trustee every 30 days thereafter that such Material Document Defect is still in effect solely because of its failure to have received the recorded or filed document and that the Seller is diligently pursuing the cure of such Material Document Defect (specifying the actions being taken); and provided, further, notwithstanding anything to the contrary, the Seller shall not be entitled to continue to defer its cure and repurchase obligations in respect of any Material Document Defect for more than 18 months after the beginning of the Initial Resolution Period with respect to such Material Document Defect or (2) the Seller shall make a cash payment to the Issuer in an amount that the Collateral Manager on behalf of the Issuer determines is sufficient to compensate the Issuer for such breach of representation or warranty or defect (such payment, a “Loss Value Payment”), which Loss Value Payment will be deemed to cure such Material Breach or Material Document Defect or (3) repurchase such Collateral Interest at the Repurchase Price. In addition, with respect to any Combined Loan, if the Mortgage Loan portion thereof is repaid in full, but the Mezzanine Loan portion thereof remains outstanding (a “Combined Loan Repurchase Event”), the Seller will be required to repurchase the Collateral Interest from the Issuer at the Repurchase Price. Such repurchase, cure or Loss Value Payment obligation by the Seller and GPMT’s guarantee of such obligations pursuant to Section 13 shall be the Issuer’s sole remedy for any Material Breach, Material Document Defect or Combined Loan Repurchase Event pursuant to this Agreement with respect to any Collateral Interest sold to the Issuer by the Seller.

(f)            Each Seller Party hereby acknowledges and consents to the collateral assignment by the Issuer of this Agreement and all right, title and interest thereto to the Trustee, for the benefit of the Secured Parties, as required in Sections 15.1(f)(i) and (ii) of the Indenture.

(g)          The Seller hereby covenants and agrees that it shall perform any provisions of the Indenture made expressly applicable to the Seller by the Indenture, as required by Section 15.1(f)(i) of the Indenture.

(h)          Each Seller Party hereby covenants and agrees that all of the representations, covenants and agreements made by or otherwise entered into by it in this Agreement shall also be for the benefit of the Secured Parties, as required by Section 15.1(f)(ii) of the Indenture and agrees that enforcement of any rights hereunder by the Trustee, the Note Administrator, the Servicer, or the Special Servicer, as the case may be, shall have the same force and effect as if the right or remedy had been enforced or executed by the Issuer but that such rights and remedies shall not be any greater than the rights and remedies of the Issuer under Section 4(e) above.

(i)           On or prior to the Closing Date or each Subsequent Transfer Date, as applicable, the Seller shall deliver the Loan Documents to the Issuer or, at the direction of the Issuer, to the Custodian, with respect to each Collateral Interest sold to the Issuer hereunder. The Seller hereby covenants and agrees, as required by Section 15.1(f)(iii) of the Indenture, that it shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer by each party pursuant to this Agreement.

(j)           Each Seller Party hereby covenants and agrees, as required by Section 15.1(f)(iv) of the Indenture, that it shall not enter into any agreement amending, modifying or terminating this Agreement (other than in respect of an amendment or modification to cure any inconsistency, ambiguity or manifest error, in each case, so long as such amendment or modification does not affect in any material respects the interests of any Secured Party), without notifying the Rating Agencies through the 17g-5 Website as set forth in the Indenture.

(k)            Sub-REIT and the Issuer hereby covenant, that at all times (i) Sub-REIT will qualify as a REIT for U.S. federal income tax purposes and the Issuer will qualify as a Qualified REIT Subsidiary or other disregarded entity of Sub-REIT for U.S. federal income tax purposes, or (ii) based on an Opinion of Counsel, the Issuer will be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT other than Sub-REIT, or (iii) based on an Opinion of Counsel, the Issuer will be treated as a foreign corporation that is not engaged in a trade or business within the United States for U.S. federal income tax purposes (which Opinion of Counsel may be conditioned on compliance with certain restrictions on the investment or other activities of the Issuer and/or the Servicer on behalf of the Issuer).

(l)            Except for the agreed-upon procedures report obtained from the accounting firm engaged to provide procedures involving a comparison of information in loan files for the Collateral Interests to information on a data tape relating to the Collateral Interests (the “Accountants’ Due Diligence Report”), the Seller Parties have not obtained (and, through and including the Closing Date, will not obtain) any “third party due diligence report” (as defined in Rule 15Ga-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in connection with the transactions contemplated herein and the Offering Memorandum and, except for the accountants with respect to the Accountants’ Due Diligence Report, the Seller Parties have not employed (and, through and including the Closing Date, will not employ) any third party to engage in any activity that constitutes “due diligence services” within the meaning of Rule 17g-10 under the Exchange Act in connection with the transactions contemplated herein and in the Offering Memorandum. The Placement Agents are third-party beneficiaries of the provisions set forth in this Section 4(l).

(m)          The Issuer (i) prepared or caused to be prepared one or more reports on Form ABS-15G (each, a “Form 15G”) containing the findings and conclusions of the Accountants’ Due Diligence Report and meeting all other requirements of that Form 15G, Rule 15Ga-2 under the Exchange Act, any other rules and regulations of the Securities and Exchange Commission and the Exchange Act; (ii) provided a copy of the final draft of the Form 15G to the Placement Agents at least six business days before the first sale of any Offered Notes; and (iii) furnished each such Form 15G to the Securities and Exchange Commission on EDGAR at least five business days before the first sale of any Offered Notes as required by Rule 15Ga-2 under the Exchange Act.

5.            Sale.

It is the intention of the parties hereto that each transfer and assignment contemplated by this Agreement shall constitute a sale of the Collateral Interests and the Initial Interest Reserve Deposit Amount from the Seller to the Issuer and the beneficial interest in and title to the Collateral Interests shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. In the event that, notwithstanding the intent of the parties hereto, the transfer and assignment contemplated hereby is held not to be a sale (for non-tax purposes), this Agreement shall constitute a security agreement under applicable law, and, in such event, the Seller shall be deemed to have granted, and the Seller hereby grants, to the Issuer a security interest in the Collateral Interests and the Initial Interest Reserve Deposit Amount, in each case, other than the Retained Interest, if any, for the benefit of the Secured Parties and its assignees as security for the Seller’s obligations hereunder and the Seller consents to the pledge of the Collateral Interests and the Initial Interest Reserve Deposit Amount to the Trustee.

6.            Non-Petition.

Each Seller Party agrees not to institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws in any jurisdiction until at least one year and one day or, if longer, the applicable preference period then in effect after the payment in full of all Notes issued under the Indenture. This Section 6 shall survive the termination of this Agreement for any reason whatsoever.

7.            Amendments.

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by the parties hereto and satisfaction of the Rating Agency Condition.

8.            Communications.

Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, of FedEx or by email transmission or by courier or first-class registered mail as follows:

To the Seller:	GPMT Seller LLC 3 Bryant Park, 24th Floor New York, New York 10036 Attention: General Counsel Email: GPMT2021-FL4@gpmtreit.com

To the Issuer:	GPMT 2021-FL4, Ltd. 3 Bryant Park, 24th Floor New York, New York 10036 Attention: General Counsel Email: GPMT2021-FL4@gpmtreit.com with a copy to the Seller (as addressed above);

To GPMT:	Granite Point Mortgage Trust Inc.
3 Bryant Park, 24th Floor New York, New York 10036 Attention: General Counsel Email: GPMT2021-FL4@gpmtreit.com or to such other address, email address or telephone number as either party may notify to the other in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.

9.            Governing Law and Consent to Jurisdiction.

(a)          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)          The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court hearing appeals from the courts mentioned above, in any action, suit or proceeding brought against it and to or in connection with this Agreement or the transaction contemplated hereunder or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York State court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in any inconvenient forum, that the venue of the suit, action or proceeding is improper or that the subject matter thereof may not be litigated in or by such courts.

(c)          To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

(d)          The Issuer agrees that, unless it maintains in the Borough of Manhattan, The City of New York, an office or agency where notices or demands to or upon the Issuer in respect of the Collateral Interests or this Agreement may be served, the Issuer will appoint an agent for service of process in New York in respect of any such suit, action or proceeding. The Issuer agrees that service of such process upon such agent shall constitute personal service of such process upon it.

(e)          Each Seller Party irrevocably consents to the service of any and all process in any action or proceeding by the mailing by certified mail, return receipt requested, or delivery requiring proof of delivery of copies of such process to it at the address set forth in Section 8 hereof.

10.          Counterparts.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement shall be valid, binding and enforceable against a party (and any respective successors and permitted assigns thereof) when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature, (ii) a faxed, scanned or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case, to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by electronic transmission shall be as effective as delivery of a manually executed original counterpart to this Agreement. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

11.          Limited Recourse Agreement.

All obligations of the Issuer arising hereunder or in connection herewith are limited in recourse to the Collateral and to the extent the proceeds of the Collateral, when applied in accordance with the Priority of Payments, are insufficient to meet the obligations of the Issuer hereunder in full, the Issuer shall have no further liability in respect of any such outstanding obligations and any obligations of, and claims against, the Issuer, arising hereunder or in connection herewith, shall be extinguished and shall not thereafter revive. The obligations of the Issuer hereunder or in connection herewith will be solely the corporate obligations of the Issuer and the Seller Parties will not have recourse to any of the directors, officers, employees, shareholders, incorporators or affiliates of the Issuer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby or in connection herewith. This Section 11 shall survive the termination of this Agreement for any reason whatsoever.

12.          Assignment and Assumption.

With respect to the Collateral Interests that are subject to a Participation Agreement, the parties hereto intend that the provisions of this Section 12 serve as an assignment and assumption agreement between the Seller, as the assignor, and the Issuer, as the assignee. Accordingly, the Seller hereby (and in accordance with and subject to all other applicable provisions of this Agreement) assigns, grants, sells, transfers, delivers, sets over, and conveys to the Issuer all right, title and interest of the Seller in, to and arising out of the related Participation Agreement and the Issuer hereby accepts (subject to applicable provisions of this Agreement) the foregoing assignment and assumes all of the rights and obligations of the Seller with respect to related Participation Agreement from and after the Closing Date, and with respect to any Participated Loan, the Issuer hereby makes any representations and warranties set forth in Section 11(a) or (b) of the related Participation Agreement, as applicable (subject to appropriate changes with respect to entity type), to the other holders of the Participated Loan and the Seller. In addition, the Issuer acknowledges that each of such Collateral Interests will be serviced by, and agrees to be bound by, the terms of the applicable Servicing Agreement (as defined in the related Participation Agreement).

13.          Guarantee by GPMT.

(a)          GPMT hereby unconditionally and irrevocably guarantees to the Issuer the due and punctual payment of all sums due by, and the performance of all obligations of, the Seller under Section 4(e) of this Agreement, as and when the same shall become due and payable (after giving effect to any applicable grace period) according to the terms hereof. In the case of the failure of the Seller to make any such payment or perform such obligation as and when due, GPMT hereby agrees to make such payment or cause such payment to be made or perform such obligation or cause such obligation to be performed, promptly upon written demand by the Issuer to GPMT, but any delay in providing such notice shall not under any circumstances reduce the liability of GPMT or operate as a waiver of Issuer’s right to demand payment or performance.

(b)          This guarantee shall be a guaranty of payment and performance, and the obligations of GPMT under this guarantee shall be continuing, absolute and unconditional. GPMT waives any and all defenses it may have arising out of: (i) the validity or enforceability of this Agreement; (ii) the absence of any action to enforce the same; (iii) the rendering of any judgment against the Seller or any action to enforce the same; (iv) any waiver or consent by the Issuer or any amendment or other modification to this Agreement; (v) any defense to payment hereunder based upon suretyship defenses; (vi) the bankruptcy or insolvency of the Seller, (vii) any defense based on (A) the entity status of the Seller, (B) the power and authority of the Seller to enter into this Agreement and to perform its obligations hereunder or (C) the legality, validity and enforceability of Seller’s obligation under this Agreement, or (viii) any other defense, circumstances or limitation of any nature whatsoever that would constitute a legal or equitable discharge of a guarantor or other third party obligor. This guarantee shall continue to remain in full force and effect in accordance with its terms notwithstanding the renewal, extension, modification, or waiver, in whole or in part, of any of Seller’s obligations under this Agreement or the Indenture that are subject to this guarantee.

(c)          GPMT waives (i) diligence, presentment, demand for payment, protest and notice of nonpayment or dishonor and all other notices and demands relating to this Agreement and (ii) any requirement that the Issuer proceed first against the Seller under this Agreement or otherwise exhaust any right, power or remedy under this Agreement before proceeding hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Collateral Interest Purchase Agreement as of the day and year first above written.

GPMT SELLER LLC

By:	/s/ Michael J. Karber
Name: Michael J. Karber Title: General Counsel and Secretary

GPMT 2021-FL4, LTD.

By:	/s/ Michael J. Karber
Name: Michael J. Karber Title: Authorized Signatory

GRANITE POINT MORTGAGE TRUST INC.

By:	/s/ Michael J. Karber
Name: Michael J. Karber Title: General Counsel and Secretary

Agreed and Acknowledged, solely as to Section 4(k), by:

GPMT CLO REIT LLC

By:	/s/ Michael J. Karber
Name: Michael J. Karber Title: General Counsel and Secretary

GPMT 2021-FL4 – Collateral Interest Purchase Agreement